UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest even reported) April 16, 2012

Spartan Gold Ltd.
(Exact name of registrant as specified in its charter)

Nevada	001-34996	27-3726384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13951 N. Scottsdale Rd., Suite 233, Scottsdale, AZ	85254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 391-7400

_________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2012, the Company appointed Marshall Auerback, 52, to serve as Executive Director and as a Director for the Company.  Mr. Auerback has has over 30 years’ experience in the investment management business. He is serving as a global portfolio strategist for Pinetree Capital, a Canadian-based fund management group specialising in the natural resource sector. He also serves as a director for Sphere Resources, Inc., is an economic consultant to PIMCO, the world’s largest bond fund management group, and a Research Fellow for the Economists for Peace and Security. Mr Auerback graduated magna cum laude in English & Philosophy from Canada’s Queen’s University in 1981 and received a law degree from Corpus Christi College, Oxford University in 1983. The Company entered into an employment agreement with Mr. Auerback.  The agreement expires on December 31, 2012 and is renewable annually on January 1, for an additional one year term unless the Company or Executive delivers written notice to the other party at least 60 days preceding the expiration of the initial term or any one-year extension.  The employment agreement provides for initial annual compensation of $36,000 per year.  Upon the Company raising $2 million in capital funding, the annual salary will increase to $75,000.  Upon the Company raising $5 million in capital funding, the annual salary will increase to $100,000.

Also on April 16, 2012, the Company entered into an amendment to its employment agreement dated March 28, 2012 with its Chief Executive Officer.  The amendment changes only the terms of the compensation of the original agreement and provides for initial annual compensation of $36,000 per year.  Upon the Company raising $2 million in capital funding, the annual salary will increase to $75,000.  Upon the Company raising $5 million in capital funding, the annual salary will increase to $100,000. All other terms and conditions remain the same as the original agreement.

Exhibits
Exhibit 10.1	Employment Agreement between Spartan Gold Ltd. and Marshall Auerback
Exhibit 10.2	Amendment No. 1 to Employment Agreement between Spartan Gold Ltd. and Malcolm Stevens

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN GOLD LTD.

Date: April 23, 2012	By: /s/ John S. Wittler
John S. Wittler Chief Financial Officer and Director